Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

HERBALIFE LTD.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Shares, par value $0.0005 per share	(1)	Other	750,000	$7.32	$5,490,000.00	0.0001531	$840.52

Total Offering Amounts:							$5,490,000.00		840.52
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$840.52

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Offering Note(s)

(1)	Note 1(a): Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered such additional common shares of Herbalife Ltd. (the “Company”), par value $0.0005 per share (the “Common Shares”), that become issuable with respect to the securities being registered hereunder as a result of recapitalizations, reclassifications, stock dividends, stock splits and reverse stock splits, or any other similar transactions.

Note 1(b): Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act on the basis of $7.32 per Common Share, which represents the weighted average exercise price of stock appreciation rights granted as inducement awards to certain Company employees as an inducement to commencement of employment with the Company pursuant to the New York Stock Exchange’s Listed Company Manual Rule 303A.08 (the “Inducement Exception”).

Note 1(c): This Registration Statement registers 750,000 Common Shares available for issuance pursuant to stock appreciation rights granted in accordance with the Inducement Exception.